UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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    Cedar Fair, L.P.

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This filing relates to the proposed acquisition of Cedar Fair, L.P. (“Cedar Fair” or “the Company”) by an affiliate of Apollo Global Management (“Apollo”) pursuant to the terms of an Agreement and Plan of Merger, dated as of December 16, 2009, by and among Cedar Holdings Ltd (formerly known as Siddur Holdings, Ltd.) (“Parent”), Cedar Merger Sub LLC (formerly known as Siddur Merger Sub, LLC) (“Merger Sub”), Cedar Fair and Cedar Fair Management, Inc. Each of Parent and Merger Sub are affiliates of Apollo.

These Definitive Additional Materials on Schedule 14A are being filed pursuant to a memorandum of understanding regarding the settlement of certain litigation relating to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 16, 2009, by and among Cedar Holdco Ltd (formerly known as Siddur Holdings, Ltd.) (“Parent”), Cedar Merger Sub LLC (formerly known as Siddur Merger Sub, LLC), a wholly owned subsidiary of Parent (“Merger Sub”), Cedar Fair, L.P. (the “Company”) and Cedar Fair Management, Inc., the general partner of the Company (the “General Partner”), providing for the merger (the “Merger”) of Merger Sub with and into the Company and, if requested by Parent, the conversion of the Company to a limited liability company under the laws of the State of Delaware to be effective immediately prior to the closing of the Merger.

As previously disclosed on pages 76 and 77 of the Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) by the Company on February 10, 2010 (the “Definitive Proxy Statement”), litigation was filed relating to the Merger.

On January 26, 2010, the Common Pleas Court of Erie County, Ohio (“the Ohio Court”) entered an order consolidating actions that previously had been filed in the Ohio Court captioned: (i) Todd Miller v. Richard Kinzel, et al., 2009-cv-1069; (ii) Mary Denslow v. Richard Kinzel, et al., 2009-cv-1071; (iii) John Sprau v. Richard Kinzel, et al., 2009-cv-1072; (iv) Kenneth Loiselle, et al. v. Cedar Fair, L.P., et al., 2009-cv-1079; (v) Pat Herring v. Cedar Fair, L.P., et al., 2009-cv-1080; (vi) Paul Gillin v. Cedar Fair, L.P., et al., 2009-cv-1081; (vii) Israel Friedman v. Cedar Fair, L.P., et al., 2009-cv-1097; (viii) Elizabeth Fresch, et al. v. Cedar Fair, L.P., et al., 2010-cv-0001; (ix) Spyros Gemelas v. Cedar Fair, L.P., et al., 2010-cv-0002; (x) Leo Moritz v. Richard Kinzel, et al., 2010-cv-0008; and (xi) John Walker and Linda Walker v. Richard Kinzel, et al., 2010-cv-0028 (collectively, the “Consolidated Ohio Action”).

On March 3, 2010, we entered into a memorandum of understanding with plaintiffs in the Consolidated Ohio Action regarding the settlement of the Consolidated Ohio Action. The Company believes that no further supplemental disclosure is required under applicable laws; however, to avoid the risk of the Consolidated Ohio Action delaying or adversely affecting the Merger and to minimize the expense of defending the Consolidated Ohio Action, the Company has agreed, pursuant to the terms of the proposed settlement, to make certain supplemental disclosures related to the proposed Merger, all of which are set forth below. Subject to completion of certain confirmatory discovery by counsel to the plaintiffs, the memorandum of understanding contemplates that the parties will enter into a stipulation of settlement. The stipulation of settlement will be subject to customary conditions, including court approval following notice to the Company’s unitholders. In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the Ohio Court will consider the fairness, reasonableness and adequacy of the settlement. If the settlement is finally approved by the Ohio Court, it will resolve and release all claims in all actions that were or could have been brought challenging any aspect of the proposed Merger, the Merger Agreement and any amendment thereto, and any disclosure made in connection therewith, pursuant to terms that will be disclosed to unitholders prior to final approval of the settlement. In addition, in connection with the settlement, the parties contemplate that plaintiffs’ counsel will file a petition in the Ohio Court for an award of attorneys’ fees and expenses to be paid by the Company or its successor. The Company or its successor shall pay or cause to be paid those attorneys’ fees and expenses awarded by the Ohio Court. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the Ohio Court will approve the settlement even if the parties were to enter into such stipulation. In such event, the proposed settlement as contemplated by the memorandum of understanding may be terminated.

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

In connection with the settlement of the Consolidated Ohio Action as described in these Definitive Additional Materials on Schedule 14A, the Company has agreed to make these supplemental disclosures to the Definitive Proxy Statement. This supplemental information should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. Defined terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement.

Background of the Merger

The following disclosure supplements the discussion at page 25 of the Definitive Proxy Statement concerning the Board of Directors’ consideration of whether it was the right time to explore a sale of, or investment in, the Company at the October 15, 2009 meeting:

The Board of Directors determined that it was in the best interests of unitholders to continue discussions with Apollo, and directed management to enter into a confidentiality agreement with Apollo.

The following disclosure supplements the discussion at page 26 of the Definitive Proxy Statement concerning the review of parties that might be interested in an acquisition of the Company at the October 23 meeting of the Board of Directors:

In reviewing these other parties, the Board considered and discussed with the Financial Advisors, among other things, the level of expected strategic interest in the Company’s business, including the extent of interest expressed by potential buyers in prior discussions with the Company and its Financial Advisors, the level of strategic interest expressed by prospective purchasers in other recent transactions in the industry, the financial capacity and recent performance of prospective purchasers, and potential competitive issues and the degree of portfolio concentration that may affect the interest of certain prospective purchasers.

The following disclosure supplements the discussion at page 28 of the Definitive Proxy Statement concerning the discussion at the October 26 meeting of the Board of Directors of the pros and cons of attempting to conduct a full auction before entering into an agreement with Apollo:

The Board of Directors discussed with the Company’s advisors the potential benefits of a competitive auction, as well as the time and cost of an auction and the risk that Apollo would not participate in an auction.

The following disclosure supplements the discussion at page 28 of the Definitive Proxy Statement concerning discussion at the October 27 meeting of the Board of Directors of alternatives to a transaction with Apollo that might be available to the Company:

The Board of Directors also again discussed potential changes to the Company’s capital and corporate structure, refinancing or restructuring the Company’s debt and other strategic options.

The following disclosure supplements the discussion at page 29 of the Definitive Proxy Statement concerning the October 29 meeting of the Board of Directors and the discussion of the go-shop process:

The advisors informed the Board that they believed that any party that might be interested in a potential acquisition of the Company would approach the Company during the go-shop period and, if interested, explore a potential acquisition of the Company, because the terms of the go-shop, including the time period and proposed termination fee were reasonable.

The following disclosure supplements the discussion at page 30 of the Definitive Proxy Statement concerning discussion at the October 30 and 31 meetings of the Board of strategic alternatives that might be available to the Company:

The Board of Directors again discussed potential changes to the Company’s capital and corporate structure, refinancing or restructuring the Company’s debt and other strategic options that might be available to the Company.

The following disclosure supplements the discussion at page 32 of the Definitive Proxy Statement concerning the Board’s discussion of strategic alternatives, including the revised Apollo proposal, at the November 13 meeting:

The Board of Directors determined, after discussion with the Financial Advisors, that it was in the best interests of unitholders to continue discussions with Apollo rather than pursue any other strategic alternatives.

The following disclosure supplements the discussion at page 33 of the Definitive Proxy Statement concerning the Board’s creation of an independent transaction committee at the November 22 meeting:

In making its determination that the creation of a transaction committee would be advisable, the Board of Directors considered the several key issues that were open, which had been discussed with the Board, the fact that the advisors required guidance in order to make progress with respect to the issues and the directors’ schedules over the next few weeks (and the difficulty in convening the full Board quickly as might be necessary to address the open issues and provide the advisors with guidance).

The following disclosure supplements the discussion at page 36 of the Definitive Proxy Statement concerning the selection of potentially interested parties during the go-shop period:

In selecting the parties to be contacted, the Company and the Financial Advisors included a broad range of strategic parties (both domestic and international) with assets or strategic interest in the amusement park sector or related sectors, as well as a broad range of financial buyers (both domestic and international) with reasonable financial capacity and/or interest in the sector or related sectors. The list of selected parties reflected industry research, the insights of the Company and Financial Advisors from prior discussions relating to the Company, prior discussions relating to other assets and transaction processes in the sector or related sectors, consultation with domestic and international colleagues active in related sectors and certain inbound expressions of interest following the transaction announcement.

Opinions of the Financial Advisors – Opinion of Guggenheim Securities, LLC

The following disclosure supplements the discussion at page 40 of the Definitive Proxy Statement concerning Guggenheim Securities’ retention:

In acting as the Company’s financial advisor, Guggenheim Securities consulted with Rothschild, who was retained by the Company in a similar capacity, as is typical when two financial advisors are retained.

The following disclosure supplements the discussion at page 44 of the Definitive Proxy Statement concerning Guggenheim Securities’ selection of multiples used in its analyses:

Implied multiples are based on transaction values that were appropriate for each of the analyses used.

The following disclosure supplements the discussion at page 44 of the Definitive Proxy Statement concerning Guggenheim Securities’ selection of comparable companies in its Peer Group Trading Analysis:

Given the lack of other publicly traded amusement park companies, Guggenheim Securities’ goal was to select comparable companies that generally share many of the industry, business and financial attributes of the Company. The Company primarily provides family friendly entertainment for customers located within the surrounding areas of its parks. Customers who attend the Company’s parks primarily consist of single day visitors and the Company’s parks are not typically considered a destination vacation location. Hotels and theme parks, and resorts like those operated by The Walt Disney Company, for example, were deemed to be less comparable as they draw customers not just from the surrounding communities, but from all over the United States and the world.

The following disclosure supplements the discussion at page 45 of the Definitive Proxy Statement concerning Guggenheim Securities’ calculation of trading multiples for the selected peer group companies:

Guggenheim Securities calculated the following trading multiples for the selected peer group companies based on Wall Street consensus estimates and the most recent publicly available financial filings for the companies:

	Valuation		Enterprise Value / EBITDA				Enterprise Value / EBIT
Company	Equity	Enterprise Value	2009E		2010E		2009E		2010E

Movie Theaters
Regal Entertainment Group	$2,200.6	$4,029.1	7.5	x	7.1	x	14.1	x	12.4	x
Carmike Cinemas Inc.	95.9	451.0	6.9	x	6.1	x	NM		11.3	x
Cinemark Holdings Inc.	1,517.3	2,835.0	7.0	x	6.7	x	12.4	x	11.5	x

Median	$1,517.3	$2,835.0	7.0	x	6.7	x	13.3	x	11.5	x
Mean	1,271.3	2,438.4	7.1	x	6.6	x	13.3	x	11.7	x

Live Events
Churchill Downs Inc.	$504.9	$535.9	7.8	x	6.7	x	13.8	x	11.6	x
International Speedway Corp.	1,388.8	1,552.5	6.5	x	6.5	x	10.2	x	9.6	x
Live Nation Inc.	685.2	1,305.8	8.5	x	6.7	x	NM		NM
Speedway Motorsports Inc.	697.5	1,288.2	6.0	x	6.1	x	7.9	x	8.0	x
WWE	1,151.1	926.6	9.6	x	8.5	x	11.6	x	9.9	x

Median	$697.5	$1,288.2	7.8	x	6.7	x	10.9	x	9.8	x
Mean	885.5	1,121.8	7.7	x	6.9	x	10.9	x	9.8	x

Casinos
Ameristar Casinos Inc.	$981.4	$2,525.9	7.4	x	7.0	x	11.2	x	10.8	x
Boyd Gaming Corp.	756.4	3,035.5	7.6	x	7.4	x	16.8	x	14.0	x
Isle of Capri Casinos Inc.	265.9	1,328.5	6.8	x	6.8	x	16.9	x	16.2	x
Penn National Gaming Inc.	2,264.6	3,852.7	6.6	x	6.0	x	11.1	x	9.6	x

Median	$868.9	$2,780.7	7.1	x	6.9	x	14.0	x	12.4	x
Mean	1,067.1	2,685.6	7.1	x	6.8	x	14.0	x	12.6	x

Restaurants
Darden Restaurants Inc.	$4,683.4	$6,450.5	7.0	x	6.8	x	10.4	x	9.9	x
DineEquity Inc.	404.8	2,720.2	7.3	x	7.7	x	10.0	x	10.2	x
Cheesecake Factory Inc.	1,253.0	1,385.1	8.1	x	7.9	x	14.5	x	14.3	x
CEC Entertainment Inc.	740.6	1,082.2	5.7	x	5.7	x	9.7	x	9.8	x

Median	$996.8	$2,052.6	7.1	x	7.3	x	10.2	x	10.1	x
Mean	1,770.4	2,909.5	7.0	x	7.0	x	11.1	x	11.1	x

In performing its peer group trading analysis:

•

Guggenheim Securities’ analysis of the selected peer group companies resulted in an overall reference range of $6.50 to $15.50 per unit for purposes of valuing the Company’s LP Units on a stand-alone public-market trading basis, which was determined in

Guggenheim’s professional judgment after a review of all the observed trading multiples and an analysis of the selected companies. This range implied the following ranges of trading multiples: (i) trading enterprise value/EBITBA 2009E multiple range of 6.6x-8.2x; (ii) trading enterprise velue/2010E EBITDA multiple range of 6.1x-7.5x; (iii) trading enterprise value/2009E EBIT multiple range of 10.6x-13.2x; and (iv) trading enterprise value/2010E EBIT multiple range of 9.6x-12.0x.

•

Guggenheim Securities noted that the stock prices of publicly traded companies such as those used in the peer trading analysis generally do not reflect a “control premium,” which might be paid by a buyer that is able to generate additional value by obtaining operational control of the company by realizing synergies or changing the company’s strategic and business decisions. Guggenheim Securities further noted that the overall reference range of the peer group companies was higher than that implied by the precedent merger and acquisition transaction analysis despite the lack of a control premium.

The following disclosure supplements the discussion at page 46 of the Definitive Proxy Statement concerning Guggenheim Securities’ Precedent Merger and Acquisition Transaction Analysis, and its focus on the recent acquisition of Busch Entertainment Corp. and the recent transaction activity relating to Six Flags, Inc.:

Due to the existence of these relevant and timely precedent transactions, Guggenheim Securities chose to stay within the amusement park industry and not extend the precedent transaction universe beyond the amusement park industry as it had with the peer group company analysis.

The following disclosure supplements the discussion at page 46 of the Definitive Proxy Statement concerning the transaction values of recent and older mergers and acquisition transactions cited by Guggenheim Securities:

Date Announced	Acquiror	Target	Transaction Value	Enterprise Value/ 2009E EBITDA				Cedar Fair Enterprise Value/ 2009E EBITDA at Transaction		% Premium/ (Discount) to Cedar Fair
				Low		High		Date		Low	High
More Recent/More Relevant M&A Transactions
11/7/2009	SFO Noteholders	Six Flags, Inc.	$1,367	7.2	x	7.2	x	6.7	x	7.5%	7.5%
10/7/2009	Blackstone Capital Partners V	Busch Entertainment Corp.	2,495	6.3		6.8		7.3		(13.7)	(6.8)

Older/Less Relevant M&A Transactions			Transaction Value	Enterprise Value/ LTM EBITDA		Cedar Fair Enterprise Value/ LTM EBITDA at Transaction Date		% Premium/ (Discount) to Cedar Fair
8/24/2007	Parques Reunidos SA	Palace Entertainment	$330	13.7	x	10.0	x	37.2%
1/11/2007	PARC 7F-Operations	Six Flags, Inc. (7 Parks)	312	10.4		10.7		(2.7)
5/22/2006	Cedar Fair, L.P.	Paramount Parks	1,243	11.2		9.7		15.3
2/27/2006	MidOcean Partners LP	Palace Entertainment	216	7.3		10.8		(32.1)
7/13/2005	Blackstone Capital Partners V	LEGOLAND Parks	454	10.3		12.7		(18.9)
4/8/2004	Cedar Fair, L.P.	Six Flags Worlds of Adventure	144	9.0		11.8		(23.6)

The following disclosure supplements the discussion at page 46 of the Definitive Proxy Statement concerning Guggenheim Securities’ Discounted Cash Flow Analysis:

In performing its discounted cash flow analyses:

•

Guggenheim Securities estimated the Company’s weighted average cost of capital to be within a range of 10.75%-12.25% based on, among other factors, (i) a review of the Company’s Bloomberg historical five-year average adjusted beta, its Bloomberg historical two-year average adjusted beta and its then-current Barra predicted beta (with a bias toward more recent historical and predicted data to more appropriately reflect the Company’s current risk profile) as well as similar beta information for the Company’s peer group companies, (ii) an unlevered beta of 0.60-1.00, (iii) a target debt-to-equity of 75%-150%, (iv) an equity risk premium of 5.5%-6.5%, (v) a size premium of 1.7% based on 2009 Ibbotson SBBI Valuation Yearbook for companies with market capitalizations between $453 million and $1,8498 million, (vi) Guggenheim Securities’ estimate of the U.S. equity risk premium range, (vii) the Company’s assumed target capital structure on a prospective basis and (viii) Guggenheim Securities’ investment banking and capital markets judgment and experience in valuing companies similar to the Company.

The following disclosure supplements the discussion at page 47 of the Definitive Proxy Statement concerning Guggenheim Securities’ reference range of perpetual growth rates:

In calculating the Company’s terminal value for purposes of its discounted cash flow analyses, Guggenheim Securities used a reference range of perpetual growth rates in the terminal year normalized free cash flow of 1.50% to 2.50%, which was estimated based on analyzing the Company’s long-term historical and projected growth prospects.

The following disclosure supplements the discussion at page 47 of the Definitive Proxy Statement concerning Guggenheim Securities’ estimate of financial buyers’ required IRR and exit multiple range:

Guggenheim Securities estimated a four year IRR ranging from 18% to 22% based on Guggenheim Securities’ view of the current expected return thresholds of financial sponsors.

The exit multiple range was determined in Guggenheim’s professional judgment after a review of Cedar Fair’s unaffected trading multiple, the comparable company analysis and the terminal multiples implied by the discounted cash flow analysis.

The following disclosure supplements the discussion at page 47 of the Definitive Proxy Statement concerning Guggenheim Securities’ LBO Premia Paid Analysis:

The range of premia paid in those transactions to the unaffected price was 8.2%-55.0% (with a mean of 29.4% and a median of 28.7%) compared to the 27.6% premium to the price on the day prior to announcement of the Merger.

The following disclosure supplements the discussion at page 49 of the Definitive Proxy Statement concerning Guggenheim Securities’ prior engagements by the Company, Apollo and their affiliates:

Guggenheim Securities had not previously been engaged by the Company, Apollo or their affiliates to provide investment banking or financial advisory services.

Opinions of the Financial Advisors – Opinion of Rothschild

The following disclosure supplements the discussion at page 49 of the Definitive Proxy Statement concerning Rothschild’s retention:

In acting as the Company’s financial advisor, Rothschild consulted with Guggenheim Securities, who was retained by the Company in a similar capacity, as is typical when two financial advisors are retained.

The following disclosure supplements the discussion at pages 53 and 54 of the Definitive Proxy Statement concerning Rothschild’s selection of precedent transactions:

Rothschild concluded that precedent transactions that occurred in the amusement park industry prior to the onset of the credit crisis in the summer of 2007 were not generally comparable given the significant decline in valuation multiples observed in the market since that time, the reduction in leverage available to acquirers and, in selected cases, the synergies available to certain strategic acquirers.

The following disclosure supplements the discussion at page 54 of the Definitive Proxy Statement concerning Rothschild’s analysis of and valuation metrics from the Busch Entertainment and Six Flags transactions:

Rothschild’s precedent transaction analysis focused principally on two recent industry transactions involving assets that it determined were comparable to the operations and business of the Company as they both consisted of significant US amusement park businesses and, due to their recent announcement, reflected current market and financing conditions. Both transactions were the result of competitive processes that reflected the availability and cost of capital in the sector. These transactions were Blackstone’s acquisition of Busch Entertainment announced in October 2009 and the recapitalization of Six Flags, Inc. pursuant to its Plan of Reorganization. Busch Entertainment is the second largest entertainment park operator in the United States with approximately 25 million annual visitors. Six Flags owns or operates 20 parks located in diverse markets across North America, including 18 domestic parks, one park in Mexico City, Mexico and one park in Montreal, Canada, and attracted 25.3 million visitors in 2008.

Transaction values for the transactions considered in the Selected Precedent Transactions Analysis

Busch Entertainment ($ in million, as of December 14, 2009)
Enterprise value	$2,300.0
Contingent payment present value (1)	$195.0
Enterprise value including contingent payment	$2,495.0

(1)	The transaction contemplates a contingent payment of up to $400 million payable under certain non-disclosed conditions. Rothschild assumed this payment to occur in year four and used a 20% discount rate (estimated required return for Blackstone), as payment is understood to be linked to Blackstone’s return on its investment and payable upon exit.

Six Flags Plan of Reorganization ($ in million, as of December 14, 2009)
Enterprise value (non-diluted)	$1,295.0
Enterprise value including dilution from Long Term Incentive Plan (1)	$1,366.6

(1)	Long Term Incentive Plan includes the issuance of shares representing 10% of the fully diluted shares of the emerged Company.

The following disclosure supplements the discussion at page 54 of the Definitive Proxy Statement concerning Rothschild’s calculation of perpetuity growth rates and terminal EBITDA multiples in its Discounted Cash Flow Analysis:

In conducting the terminal valuation under the perpetuity growth valuation methodology, Rothschild utilized perpetuity growth rates of 1.50% to 2.50%, which were selected after consideration of the long-term historical and projected growth of the Company and growth expectations for the industry.

In conducting the terminal EBITDA multiple method, Rothschild applied a range of forward EBITDA multiples of 6.0x to 7.0x to the Company’s terminal EBITDA. The terminal multiple range was selected with reference to the Company’s unaffected forward (2010E) EBITDA multiple of 6.5x. In addition, Rothschild noted that the selected range was broadly consistent with observed forward (2010E) multiples in the Selected Public Company Analysis described below, and that the selected multiple range implied growth rates that were broadly consistent with the expected long-term growth rates of the Company.

The following disclosure supplements the discussion at page 55 of the Definitive Proxy Statement concerning Rothschild’s selection of public companies for its Selected Public Company Analysis:

There are no publicly traded companies with primary business operations that are directly comparable to those of the Company, specifically companies operating primarily in the US amusement park industry like Busch Entertainment (a private company) and Six Flags, Inc. (a company that has been undergoing a recapitalization process under Chapter 11), each of which was party to a transaction that was used for the precedent transactions analysis described above.

Rothschild’s selection of public companies generally excluded (i) companies that derive revenue or earnings primarily from destination/resort oriented, rather than local/regional out-of-home operations; (ii) companies that derive revenue or earnings primarily from hotel/lodging sales or other real estate operations; (iii) larger media and entertainment companies dominated by other non-comparable businesses; and (iv) certain highly leveraged companies where market pricing of debt was not available and where employing face value of debt could yield results that would be misleading and non-comparable to the other public market valuations.

The following disclosure supplements the discussion at page 56 of the Definitive Proxy Statement concerning Rothschild’s analysis of valuation metrics of comparable public companies:

	Valuation		EV / EBITDA (3)
Company	Equity (1)	EV (2)	2009E		2010E
Movie Theaters
Regal Entertainment	$2,200.6	$4,029.1	7.6	x	7.1	x
Carmike Cinemas	95.9	451.0	6.8		6.0
Cinemark Holdings	1,517.3	2,835.0	7.1		6.7
Median			7.1	x	6.7	x
Mean			7.2	x	6.6	x

Live Events
Churchill Downs	$504.9	$535.9	7.9	x	6.8	x
International Speedway	1,388.8	1,552.5	6.4		6.4
Live Nation	685.2	1,305.8	7.6		6.2
Speedway Motorsports	697.5	1,288.2	6.0		6.1
WWE	1,151.1	926.6	9.8		8.8
Median			7.6	x	6.4	x
Mean			7.5	x	6.9	x

Casinos
Ameristar Casinos	$981.4	$2,525.9	7.4	x	7.0	x
Boyd Gaming	756.4	3,035.5	7.7		7.5
Isle of Capri	265.9	1,328.5	7.3		6.9
Penn National	2,264.6	3,852.7	6.7		6.0
Median			7.4	x	6.9	x
Mean			7.3	x	6.8	x

Restaurants
Darden Restaurants	$4,683.4	$6,450.5	7.0	x	6.8	x
DineEquity	404.8	2,720.2	7.2		7.7
Cheesecake Factory	1,253.0	1,385.1	8.1		8.0
CEC Entertainment	740.6	1,082.2	5.7		5.7
Median			7.1	x	7.2	x
Mean			7.0	x	7.0	x

(1)	Equity values computed using fully diluted shares per treasury method, including all dilutive securities
(2)	Enterprise values are computed with debt at market value and include adjustments for derivative liabilities and non-operating assets
(3)	Earnings estimates as per Bloomberg and/or Thomson Consensus as of December 14, 2009

The following disclosure supplements the discussion at page 56 of the Definitive Proxy Statement concerning Rothschild’s estimated per-unit equity reference range for the Company from its Selected Public Company Analysis:

Rothschild noted that this reference range was higher than that implied by the precedent transactions analysis described above that focused on amusement parks, despite the lack of a control premium in the trading values of public companies.

The following disclosure supplements the discussion at page 57 of the Definitive Proxy Statement concerning Rothschild’s estimate of targeted equity returns for financial buyers:

Rothschild estimated targeted equity returns of 18-22% based on Rothschild’s understanding of private equity firms’ range of expected returns in LBO transactions of this size and profile.

The following disclosure supplements the discussion at page 57 of the Definitive Proxy Statement concerning Rothschild’s prior engagements by the Company, Apollo or their affiliates:

Rothschild served as a financial advisor to the Company in connection with the Company’s acquisition of all of the outstanding shares of capital stock of Paramount Parks, Inc. from a subsidiary of CBS Corporation in June 2006, and Rothschild received fees of $5,000,000 for such services. In addition, in the last five years, Rothschild served as a financial advisor to (i) Apollo Global Management in connection with the 2007 acquisition of Smart & Final Inc. by an affiliate of Apollo Global Management and received fees of $3,500,000 for such services, and (ii) Vinson & Elkins LLP, counsel to Huntsman Corporation, in connection with certain litigation in 2009 against Hexion Specialty Chemicals, Inc., an affiliate of Apollo Global Management, and Rothschild received fees of $5,050,000 for such services.

Certain Company Forecasts

The following disclosure supplements the discussion at page 57 of the Definitive Proxy Statement concerning the information provided by the Company to Apollo in connection with its due diligence review:

The financial projections provided to Apollo and its advisors were from the Company’s five-year business plan.

Additional Information About This Transaction

This proxy supplement may be deemed to be solicitation material in respect of the proposed transaction. In connection with the proposed transaction, on February 10, 2010 the Company filed a Definitive Proxy Statement and a form of proxy with the SEC and the Definitive Proxy Statement and a form of proxy were mailed to the Company’s unitholders of record as of February 12, 2010. In addition, the Company will file with, or furnish, to the SEC all additional relevant materials. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain a copy of the Definitive Proxy Statement and other documents filed by the Company free of charge from the SEC’s website, www.sec.gov. The Company’s unitholders will also be able to obtain, without charge, a copy of the Definitive Proxy Statement and other relevant documents by directing a request by mail or telephone to Investor Relations, Cedar Fair, L.P., One Cedar Point Dr., Sandusky, OH 44870, telephone: (419) 627-2233, or from the Company’s website, www.cedarfair.com or by contacting MacKenzie Partners, Inc., by toll-free telephone at 800-322-2885 or by e-mail at cedarfair@mackenziepartners.com.

The Company and its directors and executive officers and certain other members of its management and employees may be deemed to participate in the solicitation of proxies in respect of the proposed transaction. Additional information regarding the interests of such potential participants is included in the Definitive Proxy Statement.

This proxy supplement and releases of the Company are available online at www.cedarfair.com.